TX

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Final Proxy Results - ML Texas Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002

Record Date: January 22, 2002
As of: May 10, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted

Proposal 2
2) Merger of ML Texas Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-20,694	3,170,197	2,113,465	2,134,159	245,865	215,314	2,595,338

Class B
Proposal 2
2) Merger of ML Texas Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-11,039	1,821,739	1,214,493	1,225,532	130,859	130,094	1,486,485

Class C
Proposal 2
2) Merger of ML Texas Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-16,581	139,417	92,945	109,526	0	9,588	119,114

Class D
Proposal 2
2) Merger of ML Texas Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-2,813	800,340	533,560	536,373	70,320	46,123	652,816

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada